UNITED STATES
Securities and Exchange Commission
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Cliffs Natural Resources Inc. Responds to Casablanca

Casablanca’s Short-Term Strategy Would Destroy Shareholder Value

Casablanca Has Urged Financial Engineering While the Cliffs Board and Management Team Have Implemented Sustainable, Long-Term Financial and Operating Policies to Preserve Viability of Cliffs

Casablanca’s Nominees and Proposed CEO Candidate Lack the Crucial Industry Experience Needed to Lead Cliffs in Today’s Volatile Pricing Environment

Cliffs Recommends Shareholders Support Value-Enhancing Changes Underway
and Vote WHITE Proxy Card Today

CLEVELAND - June 23, 2014 - Cliffs Natural Resources Inc. (NYSE: CLF) today issued a letter to shareholders in connection with its upcoming 2014 Annual Meeting of Shareholders scheduled to be held on July 29, 2014.

The Company issued the following letter to all shareholders:

Dear Fellow Cliffs Shareholder,

As we move closer toward Cliffs’ Annual Meeting of Shareholders scheduled for July 29, 2014, we wanted to provide an important update on instructions to vote “FOR ALL” nine nominees recommended by your Board of Directors.

Based on discussions with various shareholders, and the practical effect of cumulative voting on the election of directors, your Board believes that it is in the best interest of all Cliffs shareholders for your Board to nominate a slate of nine directors for its eleven-person Board.

As a result of the cumulative voting provision for the election of Directors at Cliffs, which allows shareholders to aggregate their votes towards one or more nominees, Casablanca Capital is able to potentially gain board representation significantly in excess of its small ownership stake. By using the WHITE proxy card and voting as recommended by your Board, you can prevent Casablanca from electing a majority slate, gaining control of your Board and breaking up your Company despite ownership of just a 5.2% stake in Cliffs.

Although your Board has nominated a slate of nine directors for the available eleven seats, each shareholder of Cliffs’ common stock at the close of business on June 2, 2014 will still have eleven votes per share. Under the terms of cumulative voting, each shareholder may cast all votes for a single nominee or may distribute votes among as many nominees as he or she sees fit.

Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions. As a result, by using the WHITE proxy card and voting as recommended by the Board, we intend that at least two of Casablanca’s proposed nominees be elected to the Cliffs Board, assuming that Casablanca continues its proxy contest.

THERE IS NOTHING STRATEGIC ABOUT CASABLANCA’S “STRATEGY”: CASABLANCA IS PUTTING FORTH A PLAN TO LIQUIDATE CLIFFS ASSETS, DESTROYING SHORT- AND LONG-TERM SHAREHOLDER VALUE AT CLIFFS

In July 2013, when the Cliffs Board began taking decisive action to fundamentally shift the strategic, operational and financial direction of the Company in response to a volatile iron ore and met coal price environment, Casablanca did not own a single share of Cliffs’ common stock. Since purchasing its first shares of Cliffs’ common stock in November 2013, Casablanca has been instigating for changes meant to bring about short-term gains at the expense of long-term value.

In fact, Casablanca has admitted that its goals are short-term - in multiple conversations with members of the Cliffs Board, Casablanca has indicated that it wishes to hold its stake in Cliffs’ common stock for no more than 18 months.

Casablanca’s purported “strategy” is an ill-advised sale of Cliffs’ assets in a low commodity cycle, which would come at the expense of all other Cliffs shareholders. This is not surprising, however, given Casablanca’s blatant lack of mining experience. It is clear that Casablanca does not understand the drivers of iron ore industry and how to manage through a volatile pricing environment, nor does Casablanca have a plan to handle iron ore pricing below $100.

Liquidation in today’s iron ore pricing environment is not a strategy, and any attempt by Casablanca to offer additional perspective on strategy has been scattered and erratic. For example, Casablanca has abandoned its own idea of spinning off Bloom Lake Mine with the Asia Pacific Iron Ore business unit to create “Cliffs International,” most likely because it was so severely criticized by financial analysts and commentators. This is not an isolated occurrence - Casablanca similarly backtracked on its recommended divestiture of infrastructure assets and on “doubling the dividend.”

No wonder Casablanca’s public campaign has abandoned discussing “strategy” in favor of personal attacks and inflammatory rhetoric.

CASABLANCA REJECTED SETTLEMENT PROPOSALS
AND INSISTS ON APPOINTING A HAND-PICKED, UNQUALIFIED
CANDIDATE TO LEAD CLIFFS

In order to avoid the distraction and expense of a potential proxy fight, Cliffs’ Board attempted to reach a settlement in good faith with Casablanca that we believe would be in the best interest of all our shareholders. As part of this settlement, we proactively offered to appoint two new independent Directors identified by Casablanca to your Board as well as a third mutually agreed upon Director to be named at a later date. Casablanca rejected this settlement offer.

Casablanca then demanded that we reduce the size of the Cliffs Board to nine members and appoint three new independent Directors identified by Casablanca, and stipulated that their proposed CEO, Lourenco Goncalves, be appointed executive chairman of our Board and chairman of a newly-formed Strategic Committee. Consistent with the Board’s view of acting in the best interest of all shareholders, during March and April of 2014, nine members of your Board interviewed Mr. Goncalves regarding his strategic vision for Cliffs. Following these interviews, the Board determined that given Mr. Goncalves’ lack of meaningful experience in managing large-scale, long-lived mining assets in complex ore bodies or operating global assets in multiple geographies, it was not in the best interests of Cliffs’ shareholders to appoint him as executive chairman. Casablanca stated that it would not consider any future settlement offer that did not include Mr. Goncalves becoming Cliffs’ executive chairman.

MR. GONCALVES AND CASABLANCA’S OTHER NOMINEES LACK CRUCIAL INDUSTRY EXPERIENCE NEEDED TO NAVIGATE TODAY’S VOLATILE PRICING ENVIRONMENT

Casablanca’s promotion of Mr. Goncalves as a proposed strategic leader at Cliffs exemplifies Casablanca’s misguided, simplistic and short-sighted “plan.” Mr. Goncalves’ metals industry experience has largely been with processing and distribution businesses with low fixed cost structures, limited commodity price exposure and low capital intensity. Under Mr. Goncalves’ leadership at Metals USA, during the period from its initial public offering in April 2010 until its sale to Reliance Steel and Aluminum in April 2013, total shareholder return (TSR) was negative 1%. By comparison, during the same period TSR at peers Russel Metals and Reliance Steel and Aluminum were 56% and 32%, respectively.

Casablanca is prioritizing short-term gains over positioning Cliffs for long-term, profitable growth across various commodity pricing cycles. Casablanca’s recommendation in March that, despite rapidly declining iron ore prices, Cliffs “should now have financial capacity to return more capital” exposes an uniformed viewpoint focused on financial engineering and what appears to be a “shoot first, ask questions later” mentality.

Importantly, investors should be aware that the majority of Casablanca’s director nominees lack the collective experience necessary to lead the strategy of a mining company in today’s operating environment. In stark contrast, your Board’s nominees and management team have what Casablanca and its nominees are missing: a viable strategy backed by the experience and expertise necessary to succeed in volatile iron ore and met coal markets.

As an investor, it is up to you to decide whether to support the continued execution of Cliffs’ disciplined strategy to drive long-term value for all shareholders, or the potentially value-destroying short-term agenda of a single shareholder looking to establish a reputation as an “activist” investor and hand deliver one of its executives a seat on a public company board and appointment as an executive chairman.

We urge you to stop Casablanca from electing a majority of your Board for self-interested, short-term gains at the cost of sustainable value and long-term growth.

HAVING FIRMLY ESTABLISHED A NEW STRATEGIC DIRECTION, THE CURRENT BOARD AND MANAGEMENT IS BEST POSITIONED TO DEAL WITH THE
DIFFICULT PRICE ENVIRONMENT

Your current Board and management team are experienced in managing through volatile commodity pricing environments. To offset these headwinds, we have undertaken proactive measures to strengthen the foundation of the Company and preserve its long-term viability.

Beginning in July 2013, Cliffs’ Board took decisive action to fundamentally shift the strategic, operational and financial direction of the Company. Cliffs' Board takes an active approach in overseeing Cliffs' strategy and its execution, and, with the new management team, led by Gary Halverson, have:

•	Refocused and strengthened our core US business, including the successful extension of three long-term, value-enhancing commercial contracts in our US iron ore business.

•	Sharpened our strategic focus by aggressively adjusting our Canadian portfolio of assets, including:

◦	Significantly reducing 2014 expansion capital expenditures at Bloom Lake Mine and initiating a major cash cost reduction program.

◦	Idling production at the Wabush Mine and Labrador at the end of Q1 2014.

◦	Indefinitely suspending investments in the Chromite Project and preserving future value options for the asset should a government-backed infrastructure solution emerge.

•
Fortified our balance sheet with cash flows from operations and maintained a disciplined approach to capital spending, further reducing full-year 2014 capital expenditures by an additional $100 million, lowering the total expected capital expenditures by approximately $562 million, or 65%, since 2013.

•
Implemented an enterprise cost reduction initiative commenced under the Board’s directive in July of 2013, resulting in SG&A cost reduction of $134 million, or 32%, in 2013, with further reductions in SG&A and exploration costs of 31% expected for 2014.

We remain diligent in our review and control of costs and have plans in place to continue improving operational effectiveness. Your Board and management team believe that these efforts will allow Cliffs to operate successfully in today’s pricing environment, while driving long-term growth and delivering value to shareholders. The facts are clear: Cliffs’ management team has implemented sustainable, long-term financial and operating policies while Casablanca has urged short-term financial engineering in a volatile iron ore and met coal price environment.

SUPPORT YOUR BOARD - VOTE THE WHITE PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own. We urge investors to support your current Board, which continues to implement a plan designed to enhance value at Cliffs for all shareholders over the long-term, rather than support the potentially value-destructive short-term agenda of a single minority shareholder.

The Cliffs Board recommends shareholders vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card to vote "FOR ALL" of the Company’s nine highly qualified and experienced director nominees with expertise in leading mining, steel, basic materials, engineering and natural resources businesses: Gary B. Halverson, Barry J. Eldridge, Mark E. Gaumond, Susan M. Green, Janice K. Henry, James F. Kirsch, Stephen M. Johnson, James F. Kirsch, Richard K. Riederer and Timothy W. Sullivan.

If you have any questions on cumulative voting or need assistance voting your shares, please contact D.F. King & Co., Inc., which is assisting us in connection with this year’s Annual Meeting, at (800) 487-4870. For additional information on the Annual Meeting, we encourage you to also visit www.cliffsnr.com/annualmeeting.

On behalf of the Board, we thank you for your continued support of Cliffs.

Sincerely,

Cliffs’ Board of Directors

J.P. Morgan and Bank of America Merrill Lynch are acting as financial advisors to the Company and Wachtell, Lipton, Rosen & Katz and Jones Day are acting as legal counsel.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. The Company is a major global iron ore producer and a significant producer of high-and low-volatile metallurgical coal. Cliffs'

strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to  cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the

Company's most recently filed reports with the U.S. Securities and Exchange Commission (the "SEC"). The information contained herein speaks as of the date of this letter and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this letter.

Important Additional Information

Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs' shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs filed a definitive proxy statement with the SEC on June 10, 2014 in connection with any such solicitation of proxies from Cliffs' shareholders. CLIFFS' SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs' shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs' definitive proxy statement on Schedule 14A, filed with the SEC on June 10, 2014. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

Contacts:

Investors Jessica Moran Director, Investor Relations (216) 694-6532	Media Patricia Persico Director, Global Communications (216) 694-5316
Jordan Kovler D.F. King & Co., Inc. (212) 493-6990	Joele Frank, Meaghan Repko or Andrea Rose Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449